Exhibit 99.107

FOR IMMEDIATE RELEASE

Village Farms International Announces Continued Expansion of Pure

Sunfarms’ Licensed Cannabis Production Area to 687,000 Square Feet, One

of the Largest Production Capacities in Canada

– 1.1 Million Square Foot Pure Sunfarms Facility Continues to Steadily Ramp Production

with Industry-Leading Quality and Yields Firmly in Line with Expectations –

Vancouver, BC, December 10, 2018 – Village Farms International, Inc. (“Village Farms” or the “Company”) (TSX:VFF) (OTCQX: VFFIF) today announced that its 50%-owned joint venture for large-scale, low-cost, high-quality cannabis production, Pure Sunfarms, received from Health Canada the fifth amendment to its cultivation license for its 1.1 million square foot greenhouse in Delta, BC. This amendment permits Pure Sunfarms to expand its cannabis production area by approximately 137,000 square feet (half of Quadrant 3) to a total of approximately 687,000 square feet. The newly licensed area is expected to be fully planted and in production by the end of this week.

“As strong demand outstrips near-term supply in the Canadian cannabis market, Pure Sunfarms continues to steadily expand its licensed production area, already one of the very largest in the country,” said Michael DeGiglio, CEO of Village Farms. “With the benefit of Village Farms’ three decades of technical and design know-how, its 20-years of site-specific experience at the Delta facility, existing operational and growing teams and existing labour force, Pure Sunfarms’ cannabis facility continues to perform very well, growing multiple strains, with industry-leading quality and yields firmly in line with our expectations. As anticipated, the Canadian industry generally has faced challenges ramping production, however, we are confident in Pure Sunfarms’ ability to achieve its annual run-rate production of 75,000 kilograms in the first half of 2019 and prove itself to be one of the best cannabis production operations in the industry.”

Mr. DeGiglio added, “As Pure Sunfarms ramps production, it continues to take advantage of favourable spot market pricing as it awaits its packaging sales license amendment in order to commence sales to provincial boards. Pure Sunfarms remains poised to be a vertically integrated leader in the rapidly emerging Canadian cannabis industry and Village Farms’ shareholders remain well positioned to reap the rewards.”

Pure Sunfarms has completed conversion of the remainder of Quadrant 3 (approximately 138,000 square feet) and is currently awaiting Health Canada approval of that additional production area. Pure Sunfarms expects to complete conversion of Quadrant 4 (approximately 275,000 square feet) by the end this year and anticipates Health Canada approval of that additional area by the end of January 2019. At a total licensed area of 1.1 million square feet, Pure Sunfarms Delta greenhouse will be one of the single largest cannabis growing facilities in the world.

All supplemental lighting is operational in Quadrants 2 and 3, and is expected to be operational in Quadrant 4 upon start of production, supporting maximum yields during the lower daylight winter months. Supplemental lighting will be installed in Quadrant 1, conversion of which, as per plan, was completed earlier this year without supplemental lighting to be able to commence production immediately during the summer months when supplemental lighting is not required. Quadrant 1 is expected to resume production by the end of February 2019.

The technologically-advanced Delta 3 greenhouse design is based on decades of large-scale, low-cost agricultural production experience and extensive cannabis expertise, resulting in a state-of-the-art facility with 16 grow rooms (eleven of which are now licensed) optimized for year-round harvesting (more than 80 harvests annually).

About Village Farms International, Inc.

Village Farms International, Inc. is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. Village Farms produces and distributes fresh, premium-quality produce with consistency 365-days a year to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in British Columbia, Ontario, and Mexico. The Company is now leveraging its 30 years of experience as a vertically integrated grower for the rapidly emerging global cannabis opportunity through a 50% ownership of British Columbia-based Pure Sunfarms, Corp., one of the single largest cannabis growing operations in the world.

Cautionary Language

Certain statements contained in this press release constitute forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). Forward-looking statements may relate to the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, Pure Sunfarms, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. Some of the specific forward-looking statements in this press release include, but are not limited to, statements with respect to closing of the Offering and the intended use of proceeds therefrom.

Although the forward-looking statements contained in this press release are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including as detailed in the Company’s annual information form and management’s discussion and analysis for the year-ended December 31, 2017.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this press release only relate to events or information as of the date on which the statements are made in this press release. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Lawrence Chamberlain

Investor Relations

LodeRock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com